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                                                                  EXHIBIT 5.1

                          [LETTERHEAD OF PRICELINE.COM]

                                                                October 23, 2003



priceline.com Incorporated
800 Connecticut Avenue
Norwalk, Connecticut 06854

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933 (the "Act") of $125,000,000 principal amount of 1.00% Convertible Senior Notes due 2010 (the "Securities") of priceline.com Incorporated, a Delaware corporation (the "Company"), and the shares of Common Stock, par value $0.008 per share, of the Company initially issuable upon conversion of the Securities (the "Shares"), I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that, when the registration statement relating to the Securities and the Shares (the "Registration Statement") has become effective under the Act, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and the Shares, when duly issued upon conversion of the Securities, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

         I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which I have not independently verified.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of the Securities" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Act.

                                                     Very truly yours,


                                                     /s/ PETER J. MILLONES